MaloneBailey, LLP
Certified Public Accounting Firm

October 24, 2017

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of CD International Enterprises, Inc. to be filed with the Securities and Exchange Commission on or about October 24, 2017. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas